Exhibit 23.3

CONSENT OF DRIFT GEO LLC

In connection with U.S. Gold Corp.’s Annual Report on Form 10-K dated July 29, 2025 (the “Form 10-K”), the undersigned consents to:

●	the incorporation by reference and use of the technical report summary titled “Technical Report Summary CK Gold Project” (the “Technical Report Summary”), effective February 10, 2025, as an exhibit to and referenced in the Form 10-K or any amendment thereto;

●	the use of and references to the undersigned’s name, including the undersigned’s status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form 10-K or any amendment thereto and any such Technical Report Summary; and

●	the information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by the undersigned, that the undersigned supervised the preparation of and/or that was reviewed and approved by the undersigned, that is included or incorporated by reference in the Form 10-K or any amendment thereto.

The undersigned is a qualified person responsible for authoring, and this consent pertains to, the following sections of the Technical Report Summary:

●	Section 9: Data Verification
●	Section 11: Mineral Resource Estimates

DRIFT GEO LLC

/s/ Mark C. Shutty
Name:	Mark C. Shutty, CPG
Title:	Principal

July 29, 2025